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                                                               Filed pursuant to
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                  No.: 333-38229


Prospectus Supplement No. 2, dated February 10, 1998
(To Prospectus dated December 17,  1997 supplemented on January 16, 1998)


                          SWISSRAY INTERNATIONAL, INC.

                                  Common Stock

                            Par Value $.01 Per Share


         At a meeting of the board of directors of Swissray International, Inc. (the "Company") held on February 5, 1998, the board of directors of the Company decided to review and reorganize the Company to provide the Company with the necessary structure and expertise for the expected growth and direction of the Company's business. The Board expects to announce its strategic program in the near future.

         The Company's board of directors also announced that the Company plans to immediately enter into negotiations with a group of investors concerning a financing of the Company's short-term and medium-term capital needs.